NEWS RELEASE
____________


                                                         POST OFFICE BOX 12069
                                                         SOUTH INDUSTRIAL BLVD.
                                                         CALHOUN, GA 30703
                                                         (706) 629-7721

For Release:  Immediately

Contact:      John D. Swift, Chief Financial Officer


                 MOHAWK INDUSTRIES, INC. ANNOUNCES RECORD 1998
                  THIRD QUARTER AND FIRST NINE MONTHS RESULTS

Calhoun, Georgia, October 15, 1998 - Mohawk Industries, Inc. (NYSE:MHK) today announced the highest quarterly earnings per share attained by the Company. Net earnings for the quarter ended September 26, 1998 increased 56% to $32,467,000 or $0.61 diluted earnings per share, compared to net earnings of $20,853,000 or $0.40 diluted earnings per share, for the third quarter of 1997. This improvement in net earnings was the result of higher sales, improved gross profit margins, lower interest expense, and lower selling, general and administrative expense as a percentage of net sales. Net sales for the quarter increased 15% to $576,328,000 compared to $500,818,000 for the third quarter of 1997. Sales increased over 11% during the quarter excluding the impact of the acquisitions. All areas of the Company provided strong growth in both sales and earnings including our third quarter acquisitions of Newmark & James and American Weavers.

Net earnings for the first nine months of 1998 increased 60% over 1997 and were the highest first nine months' earnings in the Company's history with net earnings of $77,829,000 or $1.47 diluted earnings per share. This compares to the first nine months of 1997 net earnings of $48,707,000 or $0.93 diluted earnings per share. This improvement in net earnings was attributable to higher sales, improved gross profit margins, lower interest expense and lower selling, general and administrative expense as a percentage of net sales. Net sales for the first nine months of 1998 were $1,582,494,000 representing a 14% increase from the first nine months of 1997 sales of $1,385,234,000.

In commenting on the third quarter performance, David L. Kolb, Chairman and CEO, stated, "We have recorded higher earnings, on a year-to-year comparison, for eleven consecutive quarters with our most current period the strongest in our history. New 1998 product introductions in residential and commercial broadloam carpet and area rugs have received wide consumer acceptance thereby adding significantly to 1998 sales and profit growth. This strong demand for new products has resulted in the acceleration of the expansion of manufacturing capacities during the third quarter to better meet customer orders. Gross profit for the quarter improved from 23.3% of net sales in the prior year quarter to 25.0% in the current quarter as the result of manufacturing efficiencies and favorable material costs. Positive cash flow from operations has continued to reduce our requirement for debt financing, resulting in lower interest expense for both the current quarter and nine-month period and improving our debt-to-total capitalization ratio to approximately 38% from 46% one year ago. We continue to support the Carpet and Rug Institute's industry-wide advertising campaign as well as expand our focused company advertising campaigns. We are optimistic about the result of these advertising efforts. On June 30, 1998, we completed the acquisition of Newmark & James, with annual sales in excess of $35,000,000, which fills a niche in the high-end washable bath rug market in which we previously had a limited presence. On August 10, 1998, we completed the acquisition of American Weavers, with annual sales in excess of $40,000,000. American Weavers provides an entry into new related product lines that are carried by some of Mohawk's current customers and some new customers. These product lines include tufted, woven and knitted decorative throws, placemats, table runners and kitchen chair pads. In addition, American Weavers has a strong position in tufted accent, scatter and area rugs that will effectively complement our current lines. Both acquisitions were immediately accretive to Mohawk's earnings and provided a positive contribution to sales and earnings in the third quarter of 1998.

We have continued with our successful strategy since our stock first was publicly traded in 1992. We are committed to strengthening our alignment with our independent retailers to ensure the mutual success of both Mohawk and our customers. Our acquisition strategy continues to lead the industry consolidation efforts and add value for our shareholders by acquiring companies which add market niches that complement existing product lines or that provide opportunities for synergies and cost savings through Mohawk's low cost structure."

Certain of the statements in the immediately preceding paragraphs regarding the effects of the Newmark & James and American Weavers acquisitions and the industry-wide advertising campaigns may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993, as amended, and are subject to the safe harbor provisions thereof. Those statements are based on assumptions regarding the Company's ability to successfully integrate the Newmark & James and American Weavers acquisitions and the effectiveness of the advertising campaign. These or other assumptions identified from time to time in the Company's SEC reports and public announcements could prove inaccurate and, therefore, there can be no assurance that the "forward-looking statements" will prove to be accurate.

Mohawk is a leading producer of woven and tufted broadloom carpet and rugs for residential and commercial applications. The Company designs, manufactures and markets carpet in a broad range of colors, textures and patterns and is widely recognized through its premier brand names, some of which include "Aladdin," "Alexander Smith", "Bigelow", "Galaxy", "Harbinger", "Helios", "Horizon", "Karastan", "Mohawk" and "Mohawk Commercial". Mohawk offers a broad line of washable accent and bath rugs through Aladdin and Newmark & James and area rugs through Karastan, American Rug Craftsmen and American Weavers. Mohawk also offers a complete laminate product line under the INSIGNIA brand name. The Company markets its products primarily through retailers and commercial dealers.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data                 Three Months Ended                Nine Months Ended
(Amounts in thousands, except per share data)    Sept. 26, 1998   Sept. 27, 1997    Sept. 26, 1998   Sept. 27, 1997
                                                 -------------------------------    -------------------------------
Net sales                                           $ 576,328        500,818           1,582,494       1,385,234
Cost of sales                                         432,060        384,338           1,191,644       1,067,999
----------------------------------------------------------------------------------------------------------------
    Gross profit                                      144,268        116,480             390,850         317,235
Selling, general and administrative expenses           84,688         74,441             244,116         212,928
----------------------------------------------------------------------------------------------------------------
    Operating income                                   59,580         42,039             146,734         104,307
Interest expense                                        5,022          6,689              16,338          21,543
Other expense, net                                        893            871               1,752           2,256
----------------------------------------------------------------------------------------------------------------
    Earnings before income taxes                       53,665         34,479             128,644          80,508
Income taxes                                           21,198         13,626              50,815          31,801
----------------------------------------------------------------------------------------------------------------
    Net earnings                                    $  32,467         20,853              77,829          48,707
----------------------------------------------------------------------------------------------------------------
Basic earnings per share                            $    0.62           0.40                1.49            0.94
----------------------------------------------------------------------------------------------------------------
Weighted-average common shares outstanding             52,385         51,935              52,310          51,840
----------------------------------------------------------------------------------------------------------------
Diluted earnings per share                          $    0.61           0.40                1.47            0.93
----------------------------------------------------------------------------------------------------------------
Weighted-average common and dilutive potential
    common shares outstanding                          53,119         52,454              53,057          52,316
----------------------------------------------------------------------------------------------------------------



Consolidated Balance Sheet Data
(Amounts in thousands)
                                                                              Sept. 26, 1998   Sept. 27, 1997
                                                                              --------------   --------------
ASSETS
Current assets:
    Receivables                                                                $   307,069        253,806
    Inventories                                                                    356,266        316,344
    Prepaid expenses                                                                 4,821          7,723
    Deferred income taxes                                                           27,670         18,186
----------------------------------------------------------------------------------------------------------
        Total current assets                                                       695,826        596,059
Property, plant and equipment, net                                                 340,892        322,431
Other assets                                                                        90,401         74,274
----------------------------------------------------------------------------------------------------------
                                                                               $ 1,127,119        992,764
----------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt                                          $    32,209         21,772
    Accounts payable and accrued expenses                                          305,521        255,220
----------------------------------------------------------------------------------------------------------
        Total current liabilities                                                  337,730        276,992
Long-term debt, less current portion                                               268,365        302,916
Deferred income taxes and other long-term liabilities                               33,754         27,910
----------------------------------------------------------------------------------------------------------
        Total liabilities                                                          639,849        607,818
----------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                         487,270        384,946
----------------------------------------------------------------------------------------------------------
                                                                               $ 1,127,119        992,764
----------------------------------------------------------------------------------------------------------

Dates for Future Press Releases and Conference Calls:

                                       Press Release                     Conference Call

4th Qtr. 1998                          February 4                        February 5    11:00  a.m.  (800-603-9255)
1st Qtr. 1999                          April 22                          April 23      11:00  a.m.        "
2nd Qtr. 1999                          July 22                           July 23       11:00  a.m.        "
3rd Qtr. 1999                          October 21                        October 22    11:00  a.m.        "